Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made as of August 1, 2023 (the “Effective Date”), by and among EVgo Services LLC, a Delaware limited liability company (and any successor thereto) (the “Company”), EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), EVgo Inc., and Catherine Zoi (the “Executive”).

WHEREAS, the Company and the Executive are party to that certain Employment Agreement, dated as of January 15, 2020 (the “Employment Agreement”);

WHEREAS, Holdings, Management Holdings, and the Executive are party to that certain Unit Grant Agreement, dated as of January 16, 2020 (the “Unit Grant Agreement”) pursuant to which the Executive was granted by Management Holdings 180,000 Tracking Units (as defined in the Unit Grant Agreement) which correspond to 180,000 Holdings Units (as defined in the Unit Grant Agreement) that were granted by Holdings to Management Holdings;

WHEREAS, as set forth in the Unit Grant Agreement, 117,000 of the 180,000 Tracking Units were designated as “Time Vesting” (the “Time Vesting Units”) and the remaining 63,000 were designated as “Sale Vesting” (the “Sale Vesting Units”);

WHEREAS, as of the Effective Date, the Executive is vested in 75% of the Time Vesting Units and the remaining 25% is set to vest on January 16, 2024 in accordance with the terms of the Unit Grant Agreement (such unvested portion, the “Unvested Time Units”);

WHEREAS, EVgo Inc. and the Executive are party to those certain (i) Restricted Stock Unit Agreements, with grant dates of July 26, 2021, April 1, 2022, and April 1, 2023 (the “RSU Award Agreements”) and (ii) Stock Option Agreements, with grant dates of April 1, 2022 and April 3, 2023 (together with the RSU Award Agreements, the “Equity Agreements”); and

WHEREAS, Holdings, Management Holdings, and the Executive are party to that certain Subscription Agreement, dated as of December 19, 2019 (the “Subscription Agreement”) pursuant to which the Executive subscribed for and acquired 58,849.01 Class B Common Units of Management Holdings, which correspond to an equivalent number of Class B Common Units of Holdings, and the Executive subsequently acquired through an additional subscription, in connection with preemptive rights, 5,234 Class B Common Units of Management Holdings, which correspond to an equivalent number of Class B Common Units of Holdings (collectively, the “Subscribed Units”).

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.  Cessation of Employment

The Executive’s employment as the Chief Executive Officer of the Company will cease effective on or about November 9, 2023 (the “CEO Separation Date”). The Executive shall be deemed to have resigned as of the CEO Separation Date, to the extent applicable, as an officer and director of the Company and EVgo Inc. and their respective subsidiaries and affiliates, including Holdings and Management Holdings (collectively, the “Company Group”), as a member of the board of directors or similar body of any member of the Company Group and as a fiduciary of any Company Group benefit plan. Following the CEO Separation Date, the Executive shall remain a full-time employee of the Company, serve as a Strategic Advisor to the Company and provide transition services from the CEO Separation Date through December 31, 2023 (such period, the “Transition Period”). During the Transition Period, the Executive shall not commence any employment with any other employer; provided, that for the avoidance of doubt, during the Transition Period, the Executive may continue to maintain the outside activities that the Executive had been performing immediately prior to the commencement of the Transition Period. For the avoidance of doubt, during the Transition Period, the Executive shall be entitled to take vacation and paid time off, in accordance with the terms and conditions of the applicable plans and policies. During the Transition Period, the Executive will provide transition assistance and advice as set forth on Schedule A and as reasonably requested from time to time by the new Chief Executive Officer or the board of directors of EVgo Inc. (the “Board”). The Executive’s employment with the Company will cease effective as of 11:59pm on the final day of the Transition Period (the “Separation Date”). The Executive agrees that, on the Separation Date, the Employment Agreement shall end (except as otherwise provided herein) and the Executive shall have no further rights thereunder; provided, however, that the Executive shall continue to be subject to the obligations in the Employment Agreement that survive the cessation of the Executive’s employment.

2. Benefits and Payments in Connection with Transition

A.    Accrued Benefits. No later than the first payroll date following the Separation Date (or such earlier date as required by law), the Company shall pay to the Executive a cash lump sum payment in respect of any base salary earned but not yet paid through the Separation Date and any accrued but unused vacation/paid time off through the Separation Date. The Executive shall be awarded an amount in respect of the Executive’s 2023 cash bonus, which amount shall be determined by the Board in accordance with the method and manner in which the Board determines the 2023 cash bonus for other senior executives of the Company, which amount shall be payable at the same time that annual bonuses are generally payable to other senior executives of the Company (but not later than March 15, 2024).

B.    Business Expenses. The Company shall pay the Executive for any unreimbursed business expenses or other amounts due to the Executive as of the Separation Date, subject to and in accordance with Company policy.

C.     Equity. The Executive acknowledges and agrees that Schedule B sets forth a complete and accurate list of all of the Executive’s equity awards (other than the units awarded pursuant to the Unit Grant Agreement) in the Company Group as of the Effective Date. The Executive is required to execute and deliver to the Company the Release attached hereto as Exhibit A (the “Release”) on the CEO Separation Date and to re-execute the Release on the Separation Date. Subject to, and wholly contingent upon, the Executive (i) executing and delivering the Release as contemplated by the immediately prior sentence and the Release becoming irrevocable, (ii) complying with the terms of this Agreement (including serving through the end of the Transition Period), and (iii) continuing to comply with Sections 7 through 23 of the Employment Agreement, (w) the Executive shall vest in the Unvested Time Units on January 16, 2024, (x) for vesting, settlement, and exercisability purposes only of the Equity Agreements, the Executive shall be deemed to have remained in continuous employment with the Company or an affiliate through April 30, 2024 (which shall result in additional vesting as set forth on Schedule B), (y) notwithstanding anything to the contrary in the Unit Grant Agreement, the Sale Vesting Units shall remain eligible to vest upon the consummation of a Sale of the Company (as amended and restated below) if and only if, in the six-month period following the Separation Date, either (1) a Sale of the Company occurs or (2) a definitive agreement is executed that if the transaction(s) contemplated by such documentation were effectuated such transaction(s) would constitute a Sale of the Company and such Sale of the Company is consummated (provided, for the avoidance of doubt, that if such definitive agreement is abandoned or is not consummated, the Sale Vesting Units will be forfeited), and (z) all vested Tracking Units (including those that vest after giving effect to the provisions contained in this Section 2.C) and the Subscribed Units remain subject to the repurchase provisions contained in the Unit Grant Agreement and Subscription Agreement; provided, that, notwithstanding anything therein to the contrary, the vested Tracking Units and the Subscribed Units may not be repurchased with a promissory note.

For purposes of this Agreement and the Unit Grant Agreement, “Sale of the Company” means (x) the consummation of any transaction or series of related transactions, pursuant to which any Person or group of related Persons, other than Investors and their controlled Affiliates, in the aggregate acquire(s) (i) all or substantially all of the equity securities of Holdings (whether by merger, consolidation, reorganization, combination, asset sale or Transfer of Company Equity Securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of Holdings’ assets determined on a consolidated basis or (y) the date on which EVgo Holdings, LLC’s aggregate ownership of Class A Shares and Class B Shares in EVgo Inc. is less than 50% of the aggregate number of Class A Shares and Class B Shares held by EVgo Holdings, LLC in EVgo Inc. as of July 1, 2021, as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions such that the measure of aggregate ownership is consistent with the calculation made as of July 1, 2021; provided, that neither a Public Offering nor a Public Sale shall constitute a Sale of the Company.

3.  Restrictive Covenants; Return of Company Property

The Executive will continue to be subject to all restrictive covenants in accordance with their terms to which the Executive is currently subject, including the covenants set forth in the Employment Agreement and such sections are incorporated herein by reference. The Executive acknowledges and agrees that no later than the Separation Date the Executive will return to the Company any and all property, tangible or intangible, relating to the Company’s business, which the Executive possessed or had control over at any time (including company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that the Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

4.  Tax Matters

A.	Withholding of Taxes.

All payments or benefits provided to the Executive under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

B.	Effect of Section 409A of the Code.

The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

5.  Governing Law; Venue; Jury Trial Waiver

This Agreement and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by the laws of the State of Delaware (without regard to any conflict of law rules which might result in the application of the laws of any other jurisdiction). With respect to any such actions or controversies, the parties hereto hereby irrevocably consent and submit to the sole exclusive jurisdiction of the state and federal courts of Delaware, and irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of the venue of any such actions or controversies in any such courts or that any such any such actions or controversies which is brought in any such courts has been brought in an inconvenient forum. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR YOUR RELATIONSHIP WITH THE COMPANY.

6.  Entire Agreement

This Agreement, the referenced provisions of the Employment Agreement, the Unit Grant Agreement, the Equity Agreements, and the Subscription Agreement contain the entire agreement between the parties with respect to the subject matter hereof; and supersede all other agreements and drafts hereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to the Executive to induce the Executive to enter into this Agreement other than the express terms set forth herein, and the Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

7.  Interpretation

Headings and subheadings used in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. References to statutes or regulations include all amendments, modifications, or reenactments thereof, and any regulations or instruments issued thereunder. The words “includes”, “including”, and similar terms used in this Agreement shall be construed as if followed by the words “without limitation”. Words importing the singular include the plural and vice versa, and words importing a gender include all genders.

8.  Modification/Waiver

This Agreement may not be modified or amended except in writing signed by the parties.

9.  Counterpart Agreements

This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ Catherine Zoi
Catherine Zoi

EVgo Services LLC

By:	/s/ Francine Sullivan
Name:	Francine Sullivan
Title:	Chief Legal Officer and General Counsel

EVgo Holdings, LLC

By:	/s/ David Nanus
Name:	David Nanus
Title:	Executive Vice President

EVgo Management Holdings, LLC

By:	/s/ David Nanus
Name:	David Nanus
Title:	Executive Vice President

EVgo Inc.

By:	/s/ Francine Sullivan
Name:	Francine Sullivan
Title:	Chief Legal Officer and General Counsel

[Signature Page to Transition Agreement]

Schedule A

Transition Services

•	The Executive shall share her knowledge, insights, and experience with the new CEO, including providing guidance on strategic initiatives, key relationships, and organizational culture.

•	The Executive shall assist in the onboarding and orientation of the new CEO, including introducing the new CEO to important stakeholders, providing background information, introducing the new CEO to customers, vendors and partners, and facilitating a smooth transition of leadership.

•	The Executive shall help manage relationships with key stakeholders, such as board members, investors, major clients, media outlets, and government officials, including attending virtual and in-person meetings, introducing the new CEO, and providing support therewith, in each case, as reasonably requested by the new CEO.

•	The Executive shall serve in an advisory capacity to the board of directors and the new CEO as reasonably requested by the same from time to time, including offering guidance based on her knowledge and experience to help with decision-making and provide insights into the Company's history and strategies.

•	The Executive may engage with employees during the transition as may be reasonably requested by the new CEO to address any concerns, maintain morale, and facilitate a smooth leadership change, including involvement in town hall meetings, Q&A sessions, or other forms of communication.

Schedule B

[omitted]

EXHIBIT A

GENERAL RELEASE

In order to settle as fully as possible all known and unknown claims I, Catherine Zoi, might have against EVgo Services LLC, a Delaware limited liability company (together with its subsidiaries and EVgo Inc., the “Company”) and all related parties, the Company and I agree as follows:

I, Catherine Zoi, in consideration of and subject to the performance by the Company, of its obligations under that certain Transition Agreement to which this General Release is attached (the “Transition Agreement”), do hereby release and forever discharge as of the date hereof the Company, all of its affiliates, and all present and former directors, officers, agents, representatives, employees, partners, members, successors and assigns of the Company, EVgo Holdings, LLC, EVgo Management Holdings, LLC, and their respective affiliates, including any of their respective direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.       I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.       Except as provided in paragraph 5 below and except for the provisions of the Transition Agreement (including for the avoidance of doubt provisions incorporated by reference to the Employment Agreement (as defined in the Transition Agreement)) that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and expenses, including attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of, or relate to, or are connected with any equity awards granted to me by and of the Released Parties, any equity ownership in any of the Released Parties, and my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: the California Fair Employment and Housing Act (FEHA); the California Labor Code; the California Constitution; the California Family Rights Act (CFRA); the California Consumer Privacy Act (CCPA); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including, without limitation, attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.       I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.       I expressly acknowledge that I am familiar with Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I expressly waive and relinquish any and all rights and benefits which I may have under Section 1542 of the California Civil Code and any similar laws to the fullest extent possible.

5.       I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). I agree that this General Release does not waive or release any rights or claims that I may have with respect to vested benefits under any qualified plans of the Company in accordance with the terms of such plans (such as pension or retirement benefits), equity awards and equity in the Company or any of its affiliates held by me, the rights to which are governed by the terms of the applicable documents and agreements, and I acknowledge and agree that all such equity awards and equity held by me are set forth on Schedule B of the Transition Agreement, which is complete and accurate.

6.       I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever (including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief). Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

7.       In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

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8.       I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

9.       I agree that I will forfeit all benefits and payments set forth in Section 2.C of the Transition Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or any other Released Parties, I shall pay all costs and expenses of defending against the suit incurred by the Released Parties (including, without limitation, reasonable attorneys’ fees, and return all benefits and payments received by me pursuant to Section 2.C of the Transition Agreement).

10.     I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I shall instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, but solely to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

11.     The non-disclosure provisions in this General Release do not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any other self-regulatory organization or governmental entity.

12.      I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession.

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13.     I agree not to disparage any of the Released Parties, their respective past and present direct or indirect investors, officers, directors or employees and to keep all confidential and proprietary information about the past or present business affairs of the Released Parties confidential unless a prior written release from the applicable Released Party is obtained. The Company agrees to instruct its directors and executive officers not to criticize, denigrate, or otherwise disparage me. I further agree that as of the date on which I execute this General Release a second time, I have returned to the Company any and all property, tangible or intangible, relating to the Company’s business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

14.      Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Transition Agreement after the date hereof.

15.     Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

[Remainder of Page Left Intentionally Blank]

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

I HAVE READ IT CAREFULLY;

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND SHALL NOT RESTART THE REQUIRED 21-DAY PERIOD OR I HAVE ELECTED TO SIGN THIS RELEASE PRIOR TO THE END OF SUCH 21-DAY PERIOD;

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Catherine Zoi

DATE:

Catherine Zoi

[Signature Page to General Release]

EVgo Inc.

By:
Name: Francine Sullivan
Title: Chief Legal Officer and General Counsel

EVgo Services LLC

By:
Name: Francine Sullivan
Title: Chief Legal Officer and General Counsel

[Signature Page to General Release]